Exhibit 23.4
AUSTRING, FENDRICK, FAIRMAN & OARKKARI
BARRISTERS & SOLICITORS

LORREN N. AUSTRING  DEBRA L. FENDRICK
H. SHAYBE FAIRMAN  JEITH D. PARKKARI
GREGORY A. FEKETE  PETER MORWSKY                                       3081 Third Avenue
ANNA J. PUGH                                        Whitehorse, Yukon
                                    Y1A 4Z7

                                        PHONE: (867) 668-4405
                                    FAX: (867) 668-3710
                                E-MAIL: gf@lawyukon.com

OUR FILE NO: 023248-31

February 15, 2007

Gallagher, Briody & Butler
Princeton Forrestal Village
155 Village Boulevard
2nd Floor
Princeton, NJ 08540

Attention: Tom Gallagher

Dear Sir:

Re: SmarTire Systems Inc. (the “Corporation”) SB-2 Registration Statement

We write with respect to the Securities Purchase Agreement (the “Purchase Agreement”), dated October 31, 2006, between the Corporation, Certain Wealth, Ltd. And TAIB Bank, B.S.C. We provided our opinion with respect to the Purchase Agreement on October 31, 2006 to the Corporation, Certain Wealth, Ltd. And TAIB Bank, B.S.C., a copy of which is enclosed.

We understand that the Corporation intends to file an SB-2 Registration Statement with the U.S, Securities and Exchange Commission (the “SEC”). We hereby authorize you to rely on our October 31, 2006 opinion for the purposes of your opinion for the filing of the SB-2 Registration Statement with the SEC, and for the purpose of the filing of the filing itself. If necessary, we also consent to the filing of our opinion with the SEC in relation to the SB-2 Registration Statement.

We trust you will find the foregoing satisfactory.

Yours truly,
AUSTRING, FENDRICK, FAIRMAN & PARKKARI

/s/Gregory A. Fekete
Gregory A. Fekete
/gaf/
Encl.